Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE QUARTER ENDED JUNE 30, 2018

PORT ANGELES, WA (July 26, 2018) - First Northwest Bancorp (NASDAQ - FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), announced its operating results for the quarter ended June 30, 2018. The Company reported net income of $1.5 million for the quarter ended June 30, 2018, or $0.15 per basic and diluted share. The current quarter's net income increased $411,000 compared to net income of $1.1 million for the quarter ended June 30, 2017, mainly due to an increase in net interest income and noninterest income, partially offset by increases in the provision for loan losses and noninterest expense.

Larry Hueth, President and CEO, commented, "Net income was steady over the prior quarter and improved over the same quarter one year ago. Net interest income improved as we continued our efforts to transition the balance sheet from lower margin investments and borrowings to higher margin loans and deposits. Asset quality remained solid, and our new branches continued to increase deposit market share, ultimately improving their efficiency as a funding source. We will continue our focus and effort to increase earnings and shareholder value through balance sheet growth, expense control, and prudent capital management strategies.”

Quarter highlights (at or for the quarter ended June 30, 2018)

•	Net income was substantially unchanged at $1.5 million as compared to the quarter ended March 31, 2018;

•	Basic earnings per share remained at $0.15 and diluted earnings per share increased $0.01 to $0.15 as compared to $0.14 for the quarter ended March 31, 2018;

•	Investment securities decreased $9.1 million, primarily due to repayment and amortization activity;

•	Loans receivable increased $22.5 million, primarily due to growth in multi-family and auto loans;

•	Deposits increased $12.7 million mainly due to continued efforts to expand deposit relationships with competitive pricing and products;

•	Borrowing increased $3.3 million, primarily to support our liquidity needs during the quarter;

•	The Company repurchased 88,900 shares of common stock at an average price of $16.50 per share during the quarter under the 2017 Stock Repurchase Plan approved in September 2017.

Balance Sheet Review

During the quarter ended June 30, 2018, total assets increased $13.7 million to $1.2 billion, primarily within net loans receivable, funded through deposit growth and an increase in borrowings as noted below. Total assets increased $115.6 million from $1.1 billion at June 30, 2017, primarily due to growth in net loans receivable and, to a lesser extent, investment securities.

Investment securities decreased $9.1 million during the quarter to $296.8 million at June 30, 2018, and increased $16.3 million as compared to $280.5 million at June 30, 2017. During the most recent quarter, we purchased approximately $25.0 million of variable-rate investment securities and sold the same amount of a combination of both variable and fixed rate securities. Investment securities sales included $2.7 million of held to maturity investments that had substantially reached maturity, allowing us to sell certain securities without tainting the remaining held to maturity securities portfolio and avoid additional negative market value adjustments through other comprehensive income. We will continue to evaluate investment opportunities that would allow us to prudently leverage capital and improve earnings while also continuing to focus on growing our loan portfolio and improving our earning asset mix over the long term.

U.S. government agency issued mortgage-backed securities ("MBS agency") comprised the largest portion of our investment portfolio at 55.0%, and totaled $163.2 million at June 30, 2018, a decrease during the quarter of $12.2 million from $175.4 million at March 31, 2018. Other investment securities were $120.2 million at June 30, 2018, an increase of $7.9 million from $112.3 million at March 31, 2018. Total investment securities increased $16.3 million at June 30, 2018, as compared to $280.5 million at June 30, 2017, which included a $46.8 million increase in other investment securities and a $30.5 million decrease in mortgage-backed securities. The year over year increase was the result of new investment purchases partially offset by sales, prepayment activity, and normal amortization. The estimated average life of the total investment securities portfolio was 5.3 years at June 30, 2018, 5.1 years at March 31, 2018, and 4.7 years at June 30, 2017. The average repricing term of our investment securities portfolio was approximately 4.0 years at both June 30, 2018 and March 31, 2018, and 4.1 years at June 30, 2017, based on the interest rate environment at those times.

Total loans, excluding loans held for sale, increased $22.3 million to $828.2 million at June 30, 2018, from $806.0 million at March 31, 2018. Multi-family, other consumer, and commercial real estate loans increased $20.1 million, $15.8 million, $11.7 million, respectively, while construction and land and one- to four-family residential loans decreased $18.8 million and $8.0 million, respectively. There were $71.3 million in undisbursed construction loan commitments at June 30, 2018, as compared to $62.2 million at March 31, 2018, an increase of $9.1 million as we continued to originate loans for new construction projects as completed projects converted to permanent financing. We continue to grow the auto loan portfolio through our indirect lending and specialty auto loan purchasing programs, adding $18.4 million of newly originated auto loans during the quarter, which was the main contributor to the increase in other consumer loans. Compared to June 30, 2017, total loans, excluding loans held for sale, increased $94.2 million attributable to increases in other consumer loans of $34.3 million, commercial real estate loans of $30.2 million, multi-family loans of $30.0 million, one- to four-family residential loans of $11.2 million, and home equity loans of $3.2 million, partially offset by a decrease in construction and land loans of $14.7 million.

Loans receivable consisted of the following at the dates indicated:

	June 30, 2018	March 31, 2018	June 30, 2017	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$339,425	$347,453	$328,243	(2.3)%	3.4%
Multi-family	88,147	68,095	58,101	29.4	51.7
Commercial real estate	232,266	220,542	202,038	5.3	15.0
Construction and land	56,919	75,684	71,630	(24.8)	(20.5)
Total real estate loans	716,757	711,774	660,012	0.7	8.6

Consumer:
Home equity	39,085	38,538	35,869	1.4	9.0
Other consumer	55,315	39,478	21,043	40.1	162.9
Total consumer loans	94,400	78,016	56,912	21.0	65.9

Commercial business	17,072	16,163	17,073	5.6	—

Total loans	828,229	805,953	733,997	2.8	12.8
Less:
Net deferred loan fees	(151)	501	904	(130.1)	(116.7)
Premium on purchased loans, net	(2,241)	(2,360)	(2,216)	(5.0)	1.1
Allowance for loan losses	9,282	8,984	8,523	3.3	8.9
Total loans receivable, net	$821,339	$798,828	$726,786	2.8%	13.0%

During the quarter ended June 30, 2018, total liabilities increased $14.2 million to $1.0 billion primarily the result of an increase in deposits of $12.7 million to $893.3 million at June 30, 2018, from $880.6 million at March 31, 2018, and an increase in borrowings of $3.3 million to $126.3 million at June 30, 2018, from $122.9 million at March 31, 2018. Deposits increased as the result of an increase of $8.4 million in money market accounts, $6.2 million in certificates of deposit and $713,000 in savings accounts, partially offset by a decrease of $2.6 million in transaction accounts. The increase in borrowings was mainly due to an increase in short-term FHLB advances during the quarter.

Total liabilities increased $120.3 million over the last year, mainly attributable to growth in deposits of $69.6 million and an increase in borrowings of $48.8 million. Deposit increases were primarily the result of our continuing efforts to expand commercial and consumer deposit relationships in our new Kitsap and Whatcom County, Washington locations, as well as within our historic Clallam and Jefferson County, Washington locations. We continue to rely on borrowings to fund loan growth, investment securities portfolio activities, and general operating cash flow needs.

Total shareholders' equity decreased $555,000 during the quarter to $172.9 million at June 30, 2018, mainly the result of a $1.1 million decrease in value of our available for sale securities portfolio resulting in additional unrealized losses and decreases in additional paid-in capital of $574,000 from the repurchase of shares of common stock, partially offset by net income of $1.5 million.

Operating Results

Net income was $1.5 million for the both the quarter ended June 30, 2018 and March 31, 2018. Net income increased $411,000 as compared to the quarter ended June 30, 2017, primarily due to a $529,000 increase in net interest income after provision for loan losses coupled with an increase of $206,000 in noninterest income, partially offset by a $359,000 increase in noninterest expense.

Net interest income after the provision for loan losses increased to $8.8 million for the quarter ended June 30, 2018, from $8.7 million for the preceding quarter due to an increase in interest income of $435,000, partially offset by an increase in interest expense of $248,000 and an increase in the provision for loan losses of $85,000. Net interest income after the provision for loan losses increased $529,000 as compared to $8.2 million for the quarter ended June 30, 2017, due to an increase in net interest income of $639,000, partially offset by an $110,000 increase in the provision for loan losses. The increase in the provision for loan losses during the most recent quarter as compared to the prior quarters ended March 31, 2018 and June 30, 2017, was primarily due to an increase in the balance of total loans receivable. Total interest income increased $435,000 to $11.3 million for the quarter ended June 30, 2018, as compared to the previous quarter ended March 31, 2018, and increased $1.3 million as compared to the quarter ended June 30, 2017, primarily due to an increase in the average balance of, and an increase in interest and fees on, loans receivable.

Total interest expense increased $248,000 to $2.1 million for the quarter ended June 30, 2018, as compared to the quarter ended March 31, 2018, and increased $707,000 as compared to the quarter ended June 30, 2017, due to increases in the average balances of, and interest rates paid on, deposits and FHLB advances. We continue to compete to attract and retain deposits and utilize short-term FHLB advances to fund our operations and purchase additional interest-earning assets.

The net interest margin increased seven basis points to 3.22% for the quarter ended June 30, 2018, compared to 3.15% for the prior quarter ended March 31, 2018, and decreased 12 basis points from 3.34% for the same period in 2017. The net interest margin was higher during the quarter ended June 30, 2018, as compared to the previous quarter mainly due to an increase in the average balance of loans receivable. The net interest margin decreased from the same period in 2017 mainly due to an increase in the cost of interest-bearing liabilities.

Noninterest income decreased $77,000 to $1.4 million for the quarter ended June 30, 2018, as compared to the prior quarter ended March 31, 2018. The decrease was primarily due to decreases in the net gain on the sale of investment securities of $109,000 and net gain on sale of loans of $17,000, partially offset by increases in loan and deposit service fees of $22,000, other income of $19,000, and mortgage servicing fees, net of amortization of $8,000. Noninterest income increased $206,000, as compared to $1.2 million for the same quarter in 2017, mainly the result of increases in net gain on sale of loans of $106,000, other income of $44,000, loan and deposit service fees of $27,000, mortgage servicing fees, net of amortization of $26,000 and, net gain on sale of investment securities of $13,000, partially offset by decrease in the in cash surrender value of bank-owned life insurance of $10,000.

Noninterest expense increased $23,000 to $8.3 million for the quarter ended June 30, 2018, compared to $8.3 million for the quarter ended March 31, 2018, primarily due to increases in professional fees and data processing of $136,000 and $49,000, respectively, partially offset by a decrease in other expense of $142,000. Noninterest expense increased $359,000 as compared to $7.9 million for the same quarter in 2017, primarily due to increases in occupancy and equipment of $132,000, professional fees of $95,000, advertising of $73,000, and data processing $60,000 as we continue to grow our business and expand our geographic footprint.

Capital Ratios and Credit Quality

The Company and the Bank continue to maintain capital levels in excess of the applicable regulatory requirements and the Bank was categorized as “well-capitalized” at June 30, 2018.

Nonperforming loans decreased $111,000 during the quarter ended June 30, 2018, to $2.1 million at June 30, 2018, from $2.2 million at March 31, 2018, mainly due to a decrease in nonperforming one- to four-family residential loans of $89,000. Nonperforming loans to total loans was 0.3% at June 30, 2018, March 31, 2018, and June 30, 2017. The percentage of the allowance for loan losses to nonperforming loans increased to 450.1% at June 30, 2018, from 413.4% at March 31, 2018, and 445.1% at June 30, 2017. Classified loans decreased $6.2 million to $3.8 million at June 30, 2018, from $10.0 million at March 31, 2018, reflecting improved performance of a commercial construction loan and commercial real estate loan that were removed from classified status during the quarter. Nonperforming loans increased $537,000 from $3.3 million at June 30, 2017. The allowance for loan losses as a percentage of total loans was 1.1% at both June 30, 2018 and March 31, 2018. There was no material change in the allowance for loan losses as a percentage of total loans during the quarter due to continued overall strong asset quality and minimal net loan charge-offs. Fluctuations in the balance of nonperforming assets and other credit quality measures are expected as we increase the balance of our loan portfolio.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington-chartered, community-based savings bank, primarily serving Western Washington State, with thirteen banking locations, eight located within Clallam and Jefferson counties, two in Kitsap County, two in Whatcom County, and a home lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data) (Unaudited)

				Three	One
	June 30,	March 31,	June 30,	Month	Year
Assets	2018	2018	2017	Change	Change

Cash and due from banks	$14,926	$13,209	$14,510	13.0%	2.9%
Interest-bearing deposits in banks	7,958	11,941	9,782	(33.4)	(18.6)
Investment securities available for sale, at fair value	252,371	258,218	228,593	(2.3)	10.4
Investment securities held to maturity, at amortized cost	44,423	47,709	51,872	(6.9)	(14.4)
Loans held for sale	1,562	—	—	100.0	100.0
Loans receivable (net of allowance for loan losses of $9,282, $8,984 and $8,523)	821,339	798,828	726,786	2.8	13.0
Federal Home Loan Bank (FHLB) stock, at cost	6,521	6,389	4,368	2.1	49.3
Accrued interest receivable	3,899	3,641	3,020	7.1	29.1
Premises and equipment, net	14,789	14,361	13,236	3.0	11.7
Mortgage servicing rights, net	1,101	1,104	986	(0.3)	11.7
Bank-owned life insurance, net	29,022	28,873	28,413	0.5	2.1
Prepaid expenses and other assets	5,335	5,312	6,110	0.4	(12.7)

Total assets	$1,203,246	$1,189,585	$1,087,676	1.1%	10.6%

Liabilities and Shareholders' Equity

Deposits	$893,326	$880,622	$823,760	1.4%	8.4%
Borrowings	126,271	122,949	77,427	2.7	63.1
Accrued interest payable	374	210	208	78.1	79.8
Accrued expenses and other liabilities	9,335	10,172	7,417	(8.2)	25.9
Advances from borrowers for taxes and insurance	993	2,130	1,143	(53.4)	(13.1)

Total liabilities	1,030,299	1,016,083	909,955	1.4	13.2

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 11,483,494 at June 30, 2018; issued and outstanding 11,577,394 at March 31, 2018; and issued and outstanding 11,902,146 at June 30, 2017	115	116	119	(0.9)	(3.4)
Additional paid-in capital	108,780	109,354	112,058	(0.5)	(2.9)
Retained earnings	79,767	78,822	77,515	1.2	2.9
Accumulated other comprehensive loss, net of tax	(4,836)	(3,747)	(434)	(29.1)	(1,014.3)
Unearned employee stock ownership plan (ESOP) shares	(10,879)	(11,043)	(11,537)	1.5	5.7

Total shareholders' equity	172,947	173,502	177,721	(0.3)	(2.7)

Total liabilities and shareholders' equity	$1,203,246	$1,189,585	$1,087,676	1.1%	10.6%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended			Three	One
	June 30,	March 31,	June 30,	Month	Year
	2018	2018	2017	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$8,952	$8,583	$7,883	4.3%	13.6%
Interest on mortgage-backed and related securities	1,237	1,297	1,285	(4.6)	(3.7)
Interest on investment securities	973	862	709	12.9	37.2
Interest on deposits in banks	41	45	24	(8.9)	70.8
FHLB dividends	78	59	34	32.2	129.4
Total interest income	11,281	10,846	9,935	4.0	13.5

INTEREST EXPENSE
Deposits	1,125	985	798	14.2	41.0
Borrowings	997	889	617	12.1	61.6
Total interest expense	2,122	1,874	1,415	13.2	50.0

Net interest income	9,159	8,972	8,520	2.1	7.5

PROVISION FOR LOAN LOSSES	395	310	285	27.4	38.6

Net interest income after provision for loan losses	8,764	8,662	8,235	1.2	6.4

NONINTEREST INCOME
Loan and deposit service fees	915	893	888	2.5	3.0
Mortgage servicing fees, net of amortization	70	62	44	12.9	59.1
Net gain on sale of loans	150	167	44	(10.2)	240.9
Net gain on sale of investment securities	13	122	—	(89.3)	100.0
Increase in cash surrender value of bank-owned life insurance	149	149	159	—	(6.3)
Income from death benefit on bank-owned life insurance, net	—	—	—	n/a	n/a
Other income	108	89	64	21.3	68.8
Total noninterest income	1,405	1,482	1,199	(5.2)	17.2

NONINTEREST EXPENSE
Compensation and benefits	4,745	4,811	4,753	(1.4)	(0.2)
Real estate owned and repossessed assets expense, net	19	8	14	137.5	35.7
Data processing	677	628	617	7.8	9.7
Occupancy and equipment	1,127	1,102	995	2.3	13.3
Supplies, postage, and telephone	243	231	196	5.2	24.0
Regulatory assessments and state taxes	155	126	137	23.0	13.1
Advertising	290	324	217	(10.5)	33.6
Professional fees	458	322	363	42.2	26.2
FDIC insurance premium	79	76	70	3.9	12.9
Other	505	647	577	(21.9)	(12.5)
Total noninterest expense	8,298	8,275	7,939	0.3	4.5

INCOME BEFORE PROVISION FOR INCOME TAXES	1,871	1,869	1,495	0.1	25.2

PROVISION FOR INCOME TAXES	345	346	380	(0.3)	(9.2)

NET INCOME	$1,526	$1,523	$1,115	0.2%	36.9%

Basic earnings per share	$0.15	$0.15	$0.10	—%	50.0%
Diluted earnings per share	0.15	0.14	0.10	7.1%	50.0

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Six Months Ended June 30,		Percent
	2018	2017	Change
INTEREST INCOME
Interest and fees on loans receivable	$17,535	$15,362	14.1%
Interest on mortgage-backed and related securities	2,534	2,583	(1.9)
Interest on investment securities	1,835	1,289	42.4
Interest on deposits in banks	86	45	91.1
FHLB dividends	137	64	114.1
Total interest income	22,127	19,343	14.4

INTEREST EXPENSE
Deposits	2,110	1,516	39.2
Borrowings	1,886	1,202	56.9
Total interest expense	3,996	2,718	47.0

Net interest income	18,131	16,625	9.1

PROVISION FOR LOAN LOSSES	705	500	41.0

Net interest income after provision for loan losses	17,426	16,125	8.1

NONINTEREST INCOME
Loan and deposit service fees	1,808	1,709	5.8
Mortgage servicing fees, net of amortization	132	113	16.8
Net gain on sale of loans	317	328	(3.4)
Net gain on sale of investment securities	135	—	100.0
Increase in cash surrender value of bank-owned life insurance	298	337	(11.6)
Income from death benefit on bank-owned life insurance, net	—	768	(100.0)
Other income	197	145	35.9
Total noninterest income	2,887	3,400	(15.1)

NONINTEREST EXPENSE
Compensation and benefits	9,556	9,283	2.9
Real estate owned and repossessed assets (income) expenses, net	27	(36)	175.0
Data processing	1,305	1,214	7.5
Occupancy and equipment	2,229	1,980	12.6
Supplies, postage, and telephone	474	394	20.3
Regulatory assessments and state taxes	281	270	4.1
Advertising	614	396	55.1
Professional fees	780	734	6.3
FDIC insurance premium	155	124	25.0
Other	1,152	1,078	6.9
Total noninterest expense	16,573	15,437	7.4

INCOME BEFORE PROVISION FOR INCOME TAXES	3,740	4,088	(8.5)

PROVISION FOR INCOME TAXES	691	809	(14.6)

NET INCOME	$3,049	$3,279	(7.0)%

Basic and diluted earnings per share	$0.29	$0.30	(3.3)%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)

	As of or For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Performance ratios: (1)
Return (loss) on average assets	0.51%	0.51%	(0.04)%	0.63%	0.41%
Return (loss) on average equity	3.51	3.47	(0.26)	3.96	2.49
Average interest rate spread	3.00	2.96	2.92	3.00	3.16
Net interest margin (2)	3.22	3.15	3.11	3.20	3.34
Efficiency ratio (3)	78.5	79.2	84.4	76.8	81.7
Average interest-earning assets to average interest-bearing liabilities	128.4	129.2	131.8	132.3	132.7
Book value per common share	$15.06	$14.99	$15.02	$15.03	$14.93

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.2%	0.1%	0.2%	0.2%
Nonperforming loans to total loans (5)	0.3	0.3	0.2	0.2	0.3
Allowance for loan losses to nonperforming loans (5)	450.1	413.4	570.7	479.8	445.1
Allowance for loan losses to total loans	1.1	1.1	1.1	1.2	1.2
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	12.3%	12.2%	12.5%	12.8%	13.2%
Common equity Tier 1 capital	19.4	18.4	18.0	18.8	19.2
Tier 1 risk-based	19.4	18.4	18.0	18.8	19.2
Total risk-based	20.6	19.6	19.1	20.0	20.4

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited) (continued)

	As of or For the Six Months Ended
	June 30,
	2018	2017
Performance ratios: (1)
Return on average assets	0.51%	0.61%
Return on average equity	3.49	3.67
Average interest rate spread	2.99	3.08
Net interest margin (2)	3.19	3.26
Efficiency ratio (3)	78.9	77.1
Average interest-earning assets to average interest-bearing liabilities	128.9	133.1
Book value per common share	$15.06	$14.93

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.2%
Nonperforming loans to total loans (5)	0.3	0.3
Allowance for loan losses to nonperforming loans (5)	450.1	445.1
Allowance for loan losses to total loans	1.1	1.2
Net charge-offs to average outstanding loans	—	—

Capital ratios (First Federal):
Tier 1 leverage	12.3%	13.2%
Common equity Tier 1 capital	19.4	19.2
Tier 1 risk-based	19.4	19.2
Total risk-based	20.6	20.4

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.